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                                                                   EXHIBIT 4-203


                            SUPPORT AGREEMENT BETWEEN
                               DTE ENERGY COMPANY
                                       AND
                             DTE CAPITAL CORPORATION


         THIS SUPPORT AGREEMENT, dated as of June 10, 1999 ("June 1999 Agreement"), is between DTE ENERGY COMPANY, a Michigan corporation ("Parent"), and DTE CAPITAL CORPORATION, a Michigan corporation ("Subsidiary").

         WHEREAS, Parent is the owner of 100% of the outstanding common stock of Subsidiary; and further

         WHEREAS, Subsidiary, from time to time, intends to guarantee up to $50 million in the aggregate of the obligations of DTE Energy Trading, Inc., a Michigan corporation and affiliate of Parent ("Trading"), in addition to up to $100 Million in guarantees of obligations of Trading and another affiliate that have the benefit of separate Support Agreements, dated January 21, 1998 and February 24, 1999; and further

         WHEREAS, Subsidiary may from time to time make borrowings from the lenders party to the $400,000,000 Second Amended and Restated Credit Agreement (such agreement as it may be amended and in effect from time to time, the "Credit Agreement"), dated as of January 19, 1999 among the Subsidiary, the lenders party thereto, Citibank, N.A., as Agent and ABN AMRO Bank, N.V., Barclays Bank PLC., Bayerische Landesbank Girozentrale, Cayman Islands Branch, Comerica Bank, Den Danske Bank Aktieselkab and The First National Bank of Chicago, as Co-Agents; and further

         WHEREAS, Parent and Subsidiary desire to take certain actions to continue to enhance and maintain the financial condition of Subsidiary as hereinafter set forth in order to enable Subsidiary and Trading to guarantee and incur indebtedness on more advantageous and reasonable terms; and further

         WHEREAS, the parties receiving guarantees from Subsidiary of the obligations of Trading may rely upon this June 1999 Agreement in extending credit to Trading and in accepting Subsidiary's guarantee(s);

         NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parent and Subsidiary agree as follows:


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              1. STOCK OWNERSHIP. During the term of this June 1999 Agreement,
                 Parent will own all of the voting common stock of Subsidiary and The Detroit Edison Company ("DECo") now or hereafter issued and outstanding.

              2. NEGATIVE PLEDGE. During the term of this June 1999 Agreement,
                 Parent will not create or suffer to exist any lien, security interest or other charge or encumbrance, upon or with respect to any voting common stock of DECo from time to time owned by Parent or any capital stock of Subsidiary from time to time owned by Parent, provided, however, that any restriction on the payment of dividends by DECo or Subsidiary contained in any subordinated debt instrument, preferred stock or preference stock of DECo or Subsidiary shall not constitute a lien, security interest or other charge or encumbrance,

              3. LIQUIDITY PROVISION. If, during the term of this June 1999
                 Agreement, Subsidiary is unable to make timely payment of such amounts as shall be due and payable pursuant to a guarantee issued by Subsidiary and running to the benefit of any obligee ("Obligee") of Trading, then, Parent promptly shall provide to Subsidiary, at its request, such funds (in the form of cash or liquid assets) in an amount sufficient to permit Subsidiary to make timely payment in respect of such guarantee. If such funds are advanced to Subsidiary as a loan, such loan shall be on such terms and conditions, including maturity and rate of interest, as Parent and Subsidiary shall agree. Notwithstanding the foregoing, any such loan shall be subordinated to any and all obligations of Subsidiary owing to any Lender pursuant to the terms of the Credit Agreement and such amounts as shall be owing pursuant to guarantees issued by Subsidiary for the benefit of Obligees of Trading. Each of the parties hereto acknowledges that Parent's obligations hereunder do not constitute a guarantee by Parent of the obligations of Subsidiary.

              4. WAIVERS. Parent hereby waives any failure or delay on the part of Subsidiary in asserting or enforcing any of its rights or in making any claims or demands hereunder.

              5. AMENDMENT, - SUSPENSION. This June 1999 Agreement may be
                 amended or terminated at any time by written amendment or agreement signed by both parties; provided, however, that except as set forth in the next succeeding sentence, no amendment to the June 1999 Agreement which adversely affects the rights of

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                 Subsidiary or any Obligee and no termination of this June 1999
                 Agreement shall be effective as to Subsidiary or any Obligee until such time as all amounts contingently owing to all Obligees by Subsidiary on the date of such amendment or termination shall have been paid in full or adequate provision has been made for the payment of same unless such Obligees shall consent in writing to the contrary.

              6. RIGHTS OF OBLIGEE. Subsidiary hereby grants to the Obligees,
                 Subsidiary's rights under Sections 1, 2, 3 and 4 of this June 1999 Agreement, and, if Subsidiary fails or refuses to take timely action to enforce its rights under Sections 1, 2, 3 or 4 of this June 1999 Agreement, any Obligee may enforce such rights on behalf of Subsidiary directly against Parent. Parent hereby consents to such grant.

              7. PARITY. Parent's obligations hereunder shall be pari passau with Parent's obligations (a) under that certain Support Agreement ("Credit Agreement Support Agreement") dated as of January 19, 1999, between Parent and Subsidiary and relating to the Credit Agreement and (b) under such additional support agreements as are contemplated by the Credit Agreement Support Agreement.


              8. NOTICES. Any notice, instruction, request, consent, demand or other communication required or contemplated by this 1999 Agreement shall be in writing, shall be given or made by United States first class mail, telex, facsimile transmission or hand delivery, addressed as follows:

                  If to parent:          2000 2nd Avenue
                                         Detroit, Michigan 48226-1279
                                         Attention:  Assistant Treasurer-Banking
                                         Telephone: (313) 235-6898
                                         Facsimile: (313) 235-9490

                  If to  Subsidiary:     2000 2nd Avenue, 833 WCB
                                         Detroit, Michigan 48226-1279
                                         Attention: Assistant Treasurer
                                         Telephone: (313) 235-6898
                                         Facsimile: (313) 235-9490


              9. SUCCESSORS. This June 1999 Agreement shall be binding upon the parties hereto and their respective successors and assigns and is

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                 also intended for the benefit of Obligees, and, notwithstanding that such Obligees are not parties hereto, Obligees shall be entitled to the full benefits of this Agreement and to enforce the covenants and agreements contained herein as set forth in
                 Section 6. This Agreement is not intended for the benefit of any person other than Obligees and shall not confer or be deemed to confer upon any such person any benefits, rights or remedies hereunder.

             10. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Michigan.




                                         DTE ENERGY COMPANY



                                         BY   /s/ L. L. LOOMANS
                                           -----------------------------
                                         NAME:  L. L. LOOMANS
                                         TITLE: VICE-PRESIDENT AND TREASURER




                                         DTE CAPITAL CORPORATION



                                         BY  /s/ C. C. ARVANI
                                           -----------------------------
                                         NAME:  C. C. ARVANI
                                         TITLE: ASSISTANT TREASURER




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